Contact:

Kearstin Patterson

Corporate Communications

615-236-4419 (office)

615-517-6112 (mobile)

kpatterson@biomimetics.com

BioMimetic Therapeutics, Inc. to Highlight Product Development

Activities at ORS and AAOS Meetings

Company Announces Results of its Augment® Rotator Cuff Graft Clinical Trial

Franklin, Tenn. – February 6, 2012 - BioMimetic Therapeutics, Inc. (NASDAQ: BMTI) today announced results of its 30 patient Canadian Augment® Rotator Cuff Graft clinical trial. The goal of the randomized (2:1), controlled study was to assess the safety and performance of Augment Rotator Cuff for primary surgical treatment of full thickness rotator cuff tears as compared to standard surgical repair (suture alone).

The product achieved its primary safety endpoint, which was evaluated by a comparison of adverse events between the two treatment groups, and no device-related serious adverse events (SAEs) were reported. The results also indicated improvement in the clinical outcome assessments on DASH (Disabilities of Arm, Shoulder and Hand) and WORC (Western Ontario Rotator Cuff) index scores. Additionally, Augment Rotator Cuff was found to be user-friendly for the surgeons and required no additional operating room or anesthesia time over the current standard of care.

“We are extremely pleased to have successfully completed the pilot clinical trial evaluating Augment Rotator Cuff for the repair of large rotator cuff tears. Though only a small number of patients were evaluated, the clinical results, at this early stage, give me considerable cause for optimism,” said Robert Litchfield, MD, FRCSC, and principle investigator for the Augment Rotator Cuff pilot study.  “In my view, rotator cuff repair is an area of orthopedic surgery that is currently not well satisfied, and I believe this innovative product has some unique advantages that, with continued positive results from a larger study, could prove to be a significant advancement in tendon regenerative repair.”

BioMimetic also announced its schedule of events at the Orthopedic Research Society (ORS) and the American Academy of Orthopedic Surgeons (AAOS) meetings. These meetings are being held consecutively in San Francisco, CA beginning February 4, 2012.

The Company will display one of its new tradeshow booth properties, which includes a nine foot touch screen interactive wall.  The 3D interactive display allows BioMimetic to make its technology platform come to life via a customized application featuring Augment® Bone Graft’s surgical technique, mechanism of action and other scientific information. Exhibit booth #4753 is located in Hall D of the Moscone North Convention Center and booth hours are 9:00 a.m. – 5:00 p.m. PST from February 8 – February 9 and 9:00 a.m. – 4:00 p.m. PST February 10. Company management will be available to answer product development questions and will host investor meetings at the exhibit booth. Please contact BioMimetic’s corporate communications department for scheduling information.

Additionally, the Company will present preclinical studies featuring the use of rhPDGF-BB during the ORS and AAOS meetings.

-	Paper #2198 entitled Augment® Bone Graft Products Compare Favorably to Autologous Bone Graft in an Ovine Model of Lumbar Interbody Spine Fusion will be presented by BioMimetic scientist, Dr. Luis Solchaga. The study, which demonstrated that BioMimetic’s Augment products and the current standard of care, iliac crest autograft, are equivalent in this model of interbody spine fusion, will be presented by poster during the ORS Meeting from February 6 – February 7 at the Moscone West Convention Center Level 3.

-	Paper #795 entitled Recombinant Human Platelet-Derived Growth Factor-BB (rhPDGF-BB) in a Rat Tendinopathy Model, which suggests that rhPDGF-BB has potential as a therapeutic opportunity to improve the treatment of chronically degenerated tendons and ligaments, will be presented by BioMimetic scientist, Dr. Charlie Hee. The podium presentation will take place during the AAOS meeting in the Moscone West Convention Center, Room 2014 on Friday, February 10 at 5:48 p.m.

In addition to these presentations, Dr. Samuel Lynch, president and CEO of BioMimetic Therapeutics, will provide an update of corporate activities to investors at the 2012 Canaccord Genuity Musculoskeletal Conference. The presentation will take place at the Parc 55 Wyndham in San Francisco on Tuesday, February 7 at 11:20 a.m. PST. A live audio webcast of the presentation will be available at

http://event.on24.com/r.htm?e=396242&s=1&k=312B05B671DBD80BD74903D373C807ED and on the Company’s website at www.biomimetics.com. The webcast will be accessible for a period of at least 30 days.

About BioMimetic Therapeutics

BioMimetic Therapeutics (NASDAQ: BMTI) is a biotechnology company specializing in the development and commercialization of clinically proven products to promote the healing of musculoskeletal injuries and diseases, including therapies for orthopedics, sports medicine and spine applications. All Augment branded products are based upon recombinant human platelet-derived growth factor (rhPDGF-BB), which is an engineered form of PDGF, one of the body's principal agents to stimulate and direct healing and regeneration. Through the commercialization of this patented technology, BioMimetic seeks to become the leading company in the field of regenerative medicine by providing new treatment options for the repair of bone, cartilage, tendons and ligaments.

BioMimetic received regulatory approval in 2009 and 2011 to market Augment in Canada and in Australia for hindfoot and ankle fusion indications. Augment is pending regulatory decisions in the U.S. and European Union for similar indications.

For further information contact Kearstin Patterson, director of corporate communications, at 615-236-4419.

Forward-looking Statements

This press release contains forward-looking statements about the results of preclinical studies and the Canadian Augment® Rotator Cuff Graft pilot clinical trial.  The words “may,” “continue,” “estimate,” “intend,” “plan,” “will,” “believe,” “project,” “expect,” “anticipate,” “optimistic” and similar expressions may identify forward-looking statements, but the absence of these words does not necessarily mean that a statement is not forward-looking.  These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict and could cause actual results and the timing and outcome of events to differ materially.  There are many important factors that could cause actual results to differ materially from those indicated in the forward-looking statements, including that: (i) the Augment Rotator Cuff pilot clinical results may not be representative of results that may be achieved in a larger study; (ii) the preclinical data may not be indicative of the performance of Augment or other rhPDGF-BB formulations in humans; and (iii) BioMimetic’s financial position will constrain its near-term clinical, regulatory, and commercial efforts. Additional factors that could cause actual results to differ materially from those projected or suggested in any forward-looking statement are contained in BioMimetic’s recent annual and quarterly reports with the Securities and Exchange Commission, including those factors discussed under the caption "Risk Factors" in the Company’s Quarterly Report on Form 10-Q, filed with the SEC on November 8, 2011, which are incorporated in this press release by this reference. Forward-looking statements speak only as of the date of this release, and BioMimetic undertakes no obligation to update or revise these statements, except as may be required by law.

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